CRISPR Therapeutics Innovation Day June 21, 2022 Exhibit 99.1

The presentation and other related materials may contain a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding CRISPR Therapeutics’ expectations about any or all of the following: (i) its plans and expectations for its preclinical studies, clinical trials and pipeline products and programs; (ii) the safety, efficacy and clinical progress of its various clinical programs; (iii) the status of preclinical studies and clinical trials (including, without limitation, the expected timing of data releases, announcement of additional programs and activities at clinical trial sites, and discussions with regulatory authorities) and expectations regarding the data that is being presented; (iv) the data that will be generated by ongoing and planned preclinical studies and clinical trials and the ability to use that data for the design and initiation of additional preclinical studies and clinical trials; (v) the activities under its collaborations and the expected benefits thereof; and (vi) the therapeutic value, development, and commercial potential of CRISPR/Cas9 gene editing technologies and therapies, including as compared to other therapies. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. You are cautioned that forward-looking statements are inherently uncertain. Although CRISPR Therapeutics believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: the potential for initial and preliminary data from any clinical trial and initial data from a limited number of patients not to be indicative of final trial results; the potential that clinical trial results may not be favorable; that one or more of its internal or external product candidate programs will not proceed as planned for technical, scientific or commercial reasons; that future competitive or other market factors may adversely affect the commercial potential for its product candidates; uncertainties inherent in the initiation and completion of preclinical studies and whether results from such studies will be predictive of future results of future studies or clinical trials; it may not realize the potential benefits of its collaborations; potential impacts due to the coronavirus pandemic, such as the timing and progress of clinical trials; uncertainties regarding the intellectual property protection for its technology and intellectual property belonging to third parties, and the outcome of proceedings (such as an interference, an opposition or a similar proceeding) involving all or any portion of such intellectual property; and those risks and uncertainties described under the heading "Risk Factors" in its most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in any other subsequent filings made by it with the U.S. Securities and Exchange Commission, which are available on the SEC's website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. CRISPR Therapeutics disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this presentation, other than to the extent required by law. Caution should be exercised when interpreting results from separate trials involving separate product candidates. There are differences in the clinical trial design, patient populations, and the product candidates themselves, and the results from the clinical trials of autologous products may have no interpretative value on our existing or future results. CRISPR THERAPEUTICS® standard character mark and design logo, CTX001™, CTX110™, CTX112™, CTX120™, CTX121™, CTX130™, CTX131™, CTX310™, CTX320™, CTX330™, COBALT™, VCTX210™, VCTX211™ and VCTX212™ are trademarks and registered trademarks of CRISPR Therapeutics AG. All other trademarks and registered trademarks are the property of their respective owners. Forward-Looking Statements

Path Forward for BCMA-Directed CAR-T Completed CTX120 dose escalation up to Dose Level (DL) 4; 1 subject treated at DL5 Further data disclosure in a future scientific publication Pivot to next-generation allogeneic CAR-T program for multiple myeloma (CTX121) No dose limiting toxicities (DLT) observed, including no CRS above Grade 2 and no ICANS or GvHD, of any grade Dose dependent responses seen, but aiming to improve efficacy given competitive context

Patient Baseline Characteristics and Safety in COBALT-RCC

Patient characteristics *All Dose Levels, N=14*	
Age, median years (range)	64.5 (51 – 77)
Male, n (%)	12 (86)
Stage IV at screening, n (%)	14 (100)
Prior treatments, median n (range)	3 (1 – 6)
CD70 expression level, median % (range)	100 (1 – 100)

Adverse Events of Interest, N (%)
All Dose Levels, N=14

- **Acceptable safety profile across all dose levels to date, including no DLTs**
- No instances of tumor lysis syndrome, infusion reactions, HLH, ICANS, GvHD or secondary malignancies occurred
- 7 (50%) patients had Gr 1-2 CRS; no Gr ≥ 3 CRS events
- 3 patients with SAEs related to CTX130; all were CRS events
- 3 patients with SAEs of infections, all found to be unrelated to CTX130, including a pneumonia with Gr 5 dyspnea resulting in death

CRS, cytokine release syndrome; DLT, dose-limiting toxicity; Gr, grade; GvHD, graft versus host disease; HLH, hemophagocytic lymphohistiocytosis; ICANS, immune effector cell associated neurotoxicity syndrome; SAE, serious adverse events

Data cutoff: May 2022

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Evidence of Activity for CTX130 in RCC – a First for Allogeneic Cell Therapy in Solid Tumors CTX130 shows promising potential disease control in COBALT-RCC Cell dose (CAR+ T cells) DL1 3x107 N=3 DL2 1x108 N=3 DL3 3x108 N=4 DL4 9x108 N=4 Total N=14 Overall response rate 1 (33) 0 0 0 1 (7) Stable disease 2 (67) 2 (67) 2 (50) 4 (100) 10 (71) Disease Control Rate (DCR = CR + PR + SD) 3 (100) 2 (67) 2 (50) 4 (100) 11 (79) One patient with complete response has maintained their CR through their most recent visit at M18 Typical PK seen with peak time to expansion at a median of D10 and peak concentration of ~3500 copies/µg Encouraging results underscore the potential of further increasing potency

Case Study | Durable Complete Response in RCC with CTX130 Subject Overview Patient profile 64-year-old male with clear cell RCC diagnosed in 2017 1 prior line of therapy with cabozantinib and atezolizumab Relapsed after PR with lesions in the lung and pleura CD70+ expression: 100% at baseline Efficacy PR at D42 after a single infusion of 3x107 CAR+ T cells CR at M3 and remains in CR at M18 Safety Only Gr 1-2 adverse events No AEs considered related to CTX130 Screening Day 42 Month 18 Deepening of response over time